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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 Schedule 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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                        American National Can Group, Inc.
                            (Name of Subject Company)


                        American National Can Group, Inc.
                        (Name of Person Filing Statement)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)
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                            027714104 (Common Stock)
                      (CUSIP Number of Class of Securities)

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                            William A. Francois, Esq.
              Senior Vice President, General Counsel and Secretary
                            8770 W. Bryn Mawr Avenue
                                Chicago, IL 60631
                                 (773) 399-3000
       (Name, Address and Telephone Number of Person Authorized to Receive
       Notice and Communications on Behalf of the Person Filing Statement)
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                                    Copy to:

                              Barry A. Bryer, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000


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|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer